FNCB RELEASES 2009 RESULTS

First National Community Bancorp, Inc., the parent company of Dunmore based First National Community Bank, reported a net loss for the year of 2009 totaling $11.3 million. The deterioration in general economic conditions and declining real estate values severely impacted borrowers’ ability to make scheduled payments on their loans, resulting in the company allocating almost $32 million of earnings to replenish the reserve for credit losses and to strengthen its ability to absorb future losses.  Also contributing to the 2009 results were credit losses incurred on investment securities totaling $6.2 million, and a $5.4 million increase in operating expenses which includes a $2 million increase in FDIC insurance premiums.  Net interest income before the provision for credit loss decreased 2% from the 2008 total due to a decrease in loans outstanding.

During 2009, the company was successful in raising over $23 million of new capital through a subordinated debt offering.  At year-end, the Bank’s risk-based capital ratios exceeded the current “well-capitalized” regulatory requirements with a Total Risk Based Capital ratio of 11.82%, a Tier I Capital ratio of 10.56%, and a Tier I Leverage ratio of 9.09%.

Total assets increased $82 million during 2009 due to significant growth in deposits, while net loans decreased $29 million as the company tightened credit standards in order to maintain required capital levels.  Cash dividends were reduced from 46 cents per share to 17 cents per share to conserve capital and maintain regulatory requirements.

FNCB currently operates from twenty-one community offices located throughout the Lackawanna, Luzerne, Wayne, and Monroe County markets.  The company’s newest office, located on Wheeler Avenue in Dunmore, opened in December 2009.

This press release contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Actual results and trends could differ materially from those set forth in such statements due to various risks, uncertainties and other factors.  Such risks, uncertainties and other factors that could cause actual results and experience to differ include, but are not limited to, the following: the strategic initiatives and business plans may not be satisfactorily completed or executed, if at all; increased demand or prices for the Corporation’s financial services and products may not occur; changing economic and competitive conditions; technological developments; the effectiveness of the Corporation’s business strategy due to changes in current or future market conditions; effects of deterioration of economic conditions on customers specifically the effect on loan customers to repay loans; inability of the Corporation to raise or achieve desired or required levels of capital; the effects of competition, and of changes in laws and regulations, including industry consolidation and development of competing financial products and services; interest rate movements; relationships with customers and employees; challenges in establishing and maintaining operations; volatilities in the securities markets; and deteriorating economic conditions and other risks and uncertainties, including those detailed in the Corporation’s filings with the Securities and Exchange Commission.